EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of Amendment No. 1 to the Schedule 13D to which this Agreement is attached.

Dated: December 13, 2012
DISCOVERY GROUP I, LLC
	By:	Michael R. Murphy*
Michael R. Murphy
Managing Member

Daniel J. Donoghue*
Daniel J. Donoghue

Michael R. Murphy*
Michael R. Murphy

	*By:	/s/ Mark Buckley
Mark Buckley Attorney-in-Fact for Daniel J. Donoghue Attorney-in-Fact for Michael R. Murphy